Exhibit 10.16
AARON’S, INC.
2015 EQUITY AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

    THIS AGREEMENT (the “Agreement”) is made and entered into as of the ___day of ___________, 2017, by and between AARON’S, INC. (“the “Company”) and the individual identified below (the “Grantee”).

WITNESSETH:

    WHEREAS, the Company maintains the Aaron’s, Inc. 2015 Equity and Incentive Plan (the “Plan”), and the Grantee has been selected by the Compensation Committee (the “Committee”) to receive a grant of Restricted Stock (“Restricted Stock”) under the Plan, subject to the terms and conditions of the Plan and the restrictions set forth in this Agreement;

    NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee, as follows:

Grantee:

Number of Shares of Restricted Stock:

Grant Date:

Purchase Price per Share:

Vesting Schedule:

Grantee will become vested in 33 1/3% of the shares of Restricted Stock on March 15 in each of the first, second and third calendar years following the year of the Grant Date, provided the Grantee remains employed by the Company on such vesting date. If the number of shares of Restricted Stock determined based on the stated percentage is not a whole number, the number will be rounded up to the next whole share on the 1st vesting date, rounded down on the 2nd vesting date, and on the final vesting date, shall equal the total number of shares of Restricted Stock, less the number of shares of Restricted Stock previously vested.

1.Award of Restricted Stock
1.1    The Company hereby grants to the Grantee the number of shares of Restricted Stock set forth above, in accordance with and subject to the restrictions, terms and conditions set forth in this Agreement and in the Plan.
1.2    This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. For purposes of this Agreement, employment with any subsidiary of the Company shall be considered employment with the Company.
1.3    This award of Restricted Stock is conditioned on the Grantee’s acceptance of this Agreement, including through an online or electronic acceptance method approved by the Company. If this Agreement is not accepted by the Grantee within one month of the Grantee’s receipt of the Agreement, it may be canceled by the Committee resulting in the immediate forfeiture of all shares of Restricted Stock.
2.Restricted Period; Vesting
2.1    Vesting Schedule. Subject to this Section 2 and Section 11, if the Grantee remains employed by the Company, the Grantee shall vest with respect to the number of shares of Restricted Stock on the dates set forth in the Vesting Schedule above. The period over which the shares of Restricted Stock vest is referred to as the “Restricted Period.”
2.2    Death or Disability. If the Grantee dies while employed by the Company or is terminated by the Company due to the Grantee’s Disability, any unvested shares of Restricted Stock shall become fully vested and nonforfeitable as of the date of the Grantee’s death or Disability.
2.3    Change in Control. Notwithstanding the other provisions of this Agreement, in the event of a Change in Control followed within two years by (A) a termination of the Grantee’s employment by the Company without Cause, or (B) initiation of the Good Reason Process by written notice of a Good Reason condition by the Grantee to the Company which subsequently results in a termination of the Grantee’s employment by the Grantee for Good Reason, the unvested shares of Restricted Stock shall become fully vested and nonforfeitable as of the date of the

Grantee’s termination of employment. For purposes of this Agreement, (1) “Good Reason” shall mean that Grantee has complied with the Good Reason Process following the occurrence of any of the following events or actions: (i) any material reduction in Grantee’s base salary, unless a similar reduction is made in the base salary of all similarly situated executives, (ii) any material reduction in Grantee’s authority, duties or responsibilities, (iii) any material change in the geographic location at which Grantee must perform his duties, or (iv) any material breach of any written agreement with the Company by the Company; and (2) “Good Reason Process” shall mean that (i) Grantee reasonably determines in good faith that a Good Reason condition has occurred, (ii) Grantee notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition, (iii) Grantee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”) to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) Grantee terminates employment within 60 days after the end of the Cure Period; provided, however, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
2.4    Other Termination of Employment. Except as provided in Section 2.2 or Section 2.3, if Grantee terminates employment for any other reason, including retirement, prior to the date all shares of Restricted Stock have vested, the unvested shares of Restricted Stock shall be forfeited and all rights of Grantee to such unvested shares of Restricted Stock shall be terminated.
3.    Rights as Shareholder; Dividends
The Grantee shall be the record owner of the shares of Restricted Stock and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares; provided that any dividends or other distributions paid during the Restricted Period shall be accrued and paid to Grantee at the time of vesting of the shares of Restricted Stock with respect to which such dividends or other distribution relate. If the Grantee forfeits any shares of unvested Restricted Stock in accordance with Section 2.4, the Grantee shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to such shares of Restricted Stock, shall no longer be entitled to vote or receive dividends on such shares, and shall immediately forfeit any dividends accrued with respect to such shares.

4.    Issuance of Shares
During the Restricted Period, the shares of Restricted Stock shall be evidenced by a book-entry in the Company’s stock records in the Grantee’s name. As soon as practicable after the Restricted Period expires with respect to any shares of Restricted Stock, and subject to payment of all applicable withholding taxes in accordance with Section 9, the Company shall issue shares of unrestricted Common Stock (“Shares”) to Grantee, either by the delivery of physical stock certificates or by certificateless book-entry issuance.
5.    Adjustments
If any change is made to the Company’s outstanding Common Stock or the capital structure of the Company as provided in Article 4 of the Plan, the number of shares of Restricted Stock subject to this Agreement shall be appropriately adjusted or changed to reflect such change.
6.    Compliance with Law; Legends
The issuance and transfer of shares of Restricted Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the Company's shares of Common Stock are then listed.
7.    Nontransferability.
Unless the Committee specifically determines otherwise, during the Restricted Period, the Restricted Stock and the rights relating thereto may not be sold, assigned,

transferred, pledged, or otherwise encumbered other than by will or the laws of descent and distribution. Any such purported transfer or assignment shall be null and void.

8.    No Right to Continued Employment
    Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company or a subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a subsidiary to terminate at any time the Grantee’s employment, subject to Grantee’s rights under this Agreement.

9.    Taxes and Withholding
    The Grantee shall be responsible for all federal, state and local income and employment taxes payable with respect to the grant or vesting of shares of Restricted Stock under this Agreement. Unless the Grantee otherwise provides for the satisfaction of the withholding requirements in advance, upon vesting of shares of Restricted Stock, the Company shall withhold and cancel a number of Shares having a market value equal to the minimum amount of taxes required to be withheld. The Company shall also have the right to retain and withhold from any other payment or distribution to the Grantee the amount necessary to satisfy any tax withholding obligations with respect to the grant or vesting of shares of Restricted Stock under this Agreement. The Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any payment or distribution in whole or in part until the Company is so reimbursed.

10.    Plan Documents; Grantee Bound by the Plan
    The Grantee hereby acknowledges availability of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K on the Company’s intranet. Grantee agrees to be bound by all the terms and provisions of the Plan.

11.    Restrictive Covenants
11.1    The Grantee hereby acknowledges that the Company may disclose (and/or has already disclosed) to the Grantee and the Grantee may be provided with access to and otherwise make use of, certain valuable, Confidential Information (as defined below) of the Company. The Grantee also acknowledges that due to the Grantee’s relationship with the Company, the Grantee will develop (and/or has developed) special contacts and relationships with the Company’s employees, customers, suppliers and vendors and that it would be unfair and harmful to the Company if the Grantee took advantage of these relationships to the detriment of the Company. For purposes of this Section 11, references to the Company shall be deemed to include references to any subsidiary of the Company.
11.2    The Grantee hereby agrees that during employment and for a period of one (1) year following any voluntary or involuntary termination of employment with the Company (regardless of reason), the Grantee will not directly or indirectly, individually, or on behalf of any Person other than the Company:
(a)        solicit, recruit or induce (or otherwise assist any Person in soliciting, recruiting or inducing) any employee or independent contractor of the Company who performed work for the Company within the final year of the Grantee’s employment with the Company to terminate his or her relationship with the Company;
(b)        knowingly or intentionally damage or destroy the goodwill and esteem of the Company, the Company’s Business or the Company’s suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company;
(c)        solicit the Company’s Customers, directly or indirectly, for the purpose of providing products or services that are competitive with those provided by the Company; or
(d)        engage in or otherwise provide Services, directly or indirectly, within the Territory, to or for any Person or entity engaged in a business that competes directly or indirectly with the particular segment(s) of the Company’s Business for which the Grantee performed Services. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, franchisees, assigns and successors in interest: AcceptanceNow; American First Finance, Inc.; American Rental; Bi-Rite Co., d/b/a Buddy’s Home Furnishings; Bestway Rental, Inc.; Better Finance, Inc.; Bluestem Brands, Inc.; Conn’s, Inc.; Crest Financial; Curacao Finance; Easyhome, Inc.; Flexi Compras Corp.; FlexShopper LLC; Fortiva Financial, LLC; Genesis Financial Solutions, Inc.; Lendmark Financial Services, Inc.; Mariner Finance, LLC; Merchants Preferred Lease-Purchase Services; New Avenues, LLC; Okinus; Premier Rental-Purchase, Inc.; OneMain Financial Holdings, Inc.; Purchasing Power, LLC; Regional Management Corp.; Rent-A-Center, Inc. (including, but not limited to, Colortyme); Santander

Consumer USA Inc.; Tidewater Finance Company; Tempoe LLC; and WhyNotLeaseIt.
11.3    The Grantee further agrees that during employment and thereafter, the Grantee will not, except as necessary to carry out the Grantee’s duties as an employee of the Company, disclose or use any Confidential Information without the Company’s prior written consent. The Grantee’s obligation of non-disclosure as set forth herein is in addition to, and not in lieu of, any other obligations of the Grantee to protect Confidential Information (including, but not limited to, obligations arising under the Company’s policies, ethical rules and applicable law), and such obligation shall continue for so long as the information in question continues to constitute Confidential Information. The Grantee further agrees that, upon termination of employment with the Company for any reason whatsoever or upon the Company’s request at any time, the Grantee will deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in the Grantee’s possession or control, relating in any way to the Company’s Business or containing any Confidential Information of the Company, which at all times shall be the property of the Company.
11.4    For purposes of this Section 11, the following terms shall have the meanings specified below:
(a)        “Company’s Business” means the businesses of (i) financing, renting, leasing and selling new, rental or reconditioned residential furniture, electronic goods, household appliances, and related equipment and accessories; and/or (ii) providing web-based, virtual or remote lease-to-own programs or financing; and/or (iii) issuing consumer credit cards and credit card and other consumer credit accounts, making consumer loans, cash advances and other extensions of credit and engaging in any other programs or activities for the origination or acquisition of loans, receivables or other payment obligations of consumers.
(b)        “Confidential Information” means information, without regard to form and whether or not in writing, relating to the Company’s Business that is disclosed to the Grantee, or of which the Grantee becomes aware through the Grantee’s relationship with the Company, and which has value to the Company and is not generally known to the Company’s competitors. Confidential Information includes, but is not limited to, technical or non-technical data (including non-public personnel data relating to Company employees), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques (including rental, leasing, and sales techniques and methods), processes, financial data (including rate and price information concerning products and services provided by the Company), or lists of actual or potential customers (including identifying information about customers and potential customers). Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information does not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Grantee or another Person without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
(c)        “Customers” means all customers of the Company (i) with whom Grantee has had contact on behalf the Company, (ii) whose dealings with the Company were coordinated or supervised by Grantee, or (iii) about whom Grantee obtained Confidential Information, in each case during the twelve (12) calendar months preceding termination of Grantee’s employment with the Company.
(d)        “Person” has the meaning ascribed to such term in the Plan. For the avoidance of doubt, a Person shall include any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
(e)        “Services” means the services the Grantee provides or has provided for the Company within two (2) years prior to the date of termination of the Grantee’s employment.
(f)        “Territory” means, (i) with respect to a Grantee who is a corporate associate or a Progressive associate, the United States, and (ii) with respect to a Grantee whose duties relate only to certain store locations or regions, the State(s) in which the Grantee has provided Services or has been assigned responsibilities on behalf of the Company during the two (2) year period prior to the date of termination of the Grantee’s employment. The Grantee agrees that the Company conducts the Company’s Business in the Territory.

11.5    If, during his employment with the Company or at any time during the restrictive periods described above, the Grantee violates the restrictive covenants set forth in this Section 11, then the Committee may, notwithstanding any other provision in this Agreement to the contrary, forfeit any shares of Restricted Stock under this Agreement that have not yet vested. The parties further agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Grantee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that, in the event of a breach by the Grantee of any of his obligations contained in Section 11 of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Grantee to perform as agreed herein. The Grantee agrees that this Section 11 shall survive the termination of his or her employment. Nothing contained herein shall in any way limit or exclude any other right granted by law or equity to the Company.
12.    Modification of Agreement
    No provision of this Agreement may be materially amended or waived unless agreed to in writing and signed by the Committee (or its designee). Any such amendment to this Agreement that is materially adverse to the Grantee shall not be effective unless and until the Grantee consents, in writing, to such amendment. The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Company has under this Agreement.

13.    Clawback
    This award of Restricted Stock shall be subject to clawback by the Company to the extent provided in any policy adopted by the Board including any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

14.    Severability
    Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms. In the event it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is otherwise unenforceable as drafted, it is the intent of the parties that such restriction be modified by the court to render it enforceable to the maximum extent permitted by law.

15.    Governing Law
    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the conflicts of laws principles thereof. Any action arising under or related to this Agreement shall be filed exclusively in the state or federal courts with jurisdiction over Cobb County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

16.    Successors in Interest
    This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon any Person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s heirs, executors, administrators and successors.

17.    Resolution of Disputes
    Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

18.    Section 83(b) Election
The Grantee may make an election under Code Section 83(b) (a "Section 83(b) Election") with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.
19.    Code Section 409A
This Agreement and this award of Restricted Stock is exempt from the requirements of Code Section 409A.
20.    Protected rights; Defend Trade Secrets Act
Notwithstanding any other provision of this Agreement, nothing contained herein limits Grantee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order, nor limits Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Under the Defend Trade Secrets Act: (1) no person will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) a person who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the person and use the trade secret information in the court proceeding, if the person files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

[Signature Page Follows]
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                    AARON’S, INC.

                    By:

    By signing below or by accepting this award of Restricted Stock as evidenced by electronic means acceptable to the Committee, Grantee hereby (i) acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K are available from the Company’s intranet site or upon request, (ii) represents that he is familiar with the terms and provisions of this Agreement and the Plan, and (iii) accepts the award of Restricted Stock subject to all the terms and provisions of this Agreement and the Plan. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors upon any questions arising under the Plan. Grantee authorizes the Company to withhold from any compensation payable to him including by withholding Shares, in accordance with applicable law, any taxes required to be withheld by federal, state or local law as a result of the grant or vesting of the Restricted Stock.

                    GRANTEE:

                    [GRANTEE NAME]